CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RIGHTS OF SERIES A PREFERRED STOCK OF
                      BUREAU OF ELECTRONIC PUBLISHING, INC.


         BUREAU OF ELECTRONIC PUBLISHING, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware.

         DOES HEREBY CERTIFY:

         THAT, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of the Section 151 of the Delaware General Corporation Law, said Board of Directors, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, duly adopted a resolution creating a class of 833,671.66 shares of preferred stock designated as "Series A Preferred Stock" as follows:

         RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of the corporation's Certificate of Incorporation, as amended, a class of the preferred stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof shall be as follows:

         1. Designation And Amount. This share shall be designated as "Series A Preferred Stock" and the number of shares constituting such class shall be 833,671.66. The par value of such class shall be $0.001 per share. Such class shall be referred to herein as the "Series A Stock".

         2. Series A Stock. The voting powers, preferences and relative, participating optional and other special rights, qualifications, limitations and restrictions of Series A Stock shall be as follows:

         (a) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior as to liquidation preference to the Series A Stock, a liquidation distribution in the amount of $100.00 per share. The liquidation preference for the Series A Stock shall be on a parity with the liquidation preference for all other series of preferred stock of the Corporation.

         After the payment of all preferential amounts required to be paid to the holders of Series A Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock, par value $0.001 per share (the "Common Stock") of the Corporation then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.


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         The merger or consolidation of the Corporation into or with another corporation (except if the Corporation is the surviving entity), or the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 2(a).

         (b) Voting Rights. Each share of Series A Stock shall entitle the holder thereof to 100 votes per share, and each such holder shall be entitled to vote on all matters as to which holders of the Corporation's Common Stock shall be entitled to vote in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. In all cases where the holders of the Series A Stock have the right to vote separately as a class, in addition to the voting rights described above, all such holders shall be entitled to one vote for each share held by them.

         (c) Conversion Rights.

                  (i) Mandatory Conversion. Each share of Series A Stock shall be automatically converted into 100 fully paid and non-assessable shares of Common Stock immediately upon the effectiveness of an amendment to the Corporation's Certificate of Incorporation increasing the number of authorized shares of the Corporation's Common Stock to 300,000,000 shares (the "Conversion Event").

                  (ii) Procedure Upon Conversion. Upon the occurrence of the Conversion Event, the outstanding shares of Series A Stock shall be converted automatically without any further action by the holders of such shares and regardless of whether the certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Stock are surrendered to the Corporation. The Conversion Date shall be the date of the Conversion Event. As promptly as practicable after the Conversion Date (and after surrender of the certificate or certificates representing shares of the Series A Stock to the Corporation), the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. The holder in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of such Common Stock on the Conversion Date.

                  (iii) Effect of Conversion. All shares of Series A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and vote, shall immediately cease and termination the Conversion Date, except the right of the holders thereof to receive shares of Common Stock in exchange therefor as provided herein shall survive. Any shares of Series A Stock so converted shall be retired and cancelled.

         3. Amendments. The Corporation may alter or change the designations, preferences and relative, anticipating, optional or other special rights of the Series A Stock with the affirmative vote or written consent as a class of the holders of at least a majority of the shares of Series A Stock then outstanding (unless the consent or approval of a greater number of shares shall then


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be required by law).

         FURTHER RESOLVED, that upon the Conversion Event, the Corporation shall reserve, at all times so long as any shares of Series A Stock remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Stock, a sufficient number of shares of Common Stock to provide for the exchange or conversion of all outstanding shares of Series A Stock in accordance with the provisions hereof.

         IN WITNESS WHEREOF, Bureau of Electronic Publishing, Inc. has caused this Certificate to be signed by Larry Shiller, its President, and attested by Brent Subkowsky, its Secretary, as of this 23rd day of January, 1997.


ATTEST:                                   BUREAU OF ELECTRONIC PUBLISHING, INC.


By: /s/ Brent Subkowsky                   By: /s/ Larry Shiller
    -------------------------                 ---------------------------
    BRENT SUBKOWSKY                           LARRY SHILLER
    Secretary                                 President